Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2014, with respect to the consolidated financial statements of Real Goods Solar, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, and our report dated July 28, 2014, with respect to the financial statements of Elemental Energy LLC, doing business as Sunetric, as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ EKS&H LLLP

August 19, 2014

Denver, Colorado